EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in this annual report on Form 10-K (File No. 000-51787) of my report dated April 9, 2008 on my audit of the financial statements of Asia Electrical Power International Group Inc. as of December 31, 2007 and 2006 and for the years then ended.

/s/ Robert G. Jeffrey Robert G. Jeffrey Wayne, New Jersey April 13, 2008